UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 1, 2009

BLOCKBUSTER INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas	75270
(Address of principal executive offices)	(Zip Code)

(214) 854-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

11.75% Senior Secured Notes due 2014

On October 1, 2009, Blockbuster Inc. (the “Company”) completed the sale of $675 million aggregate principal amount of 11.75% senior secured notes due 2014 (the “Notes”) at an issue price of 94.0%. The Notes were sold to qualified institutional buyers in accordance with Rule 144A, and to persons outside the U.S. pursuant to Regulation S under the Securities Act of 1933, as amended. The Notes are senior secured obligations and are guaranteed by the Company’s domestic subsidiaries (the “Guarantors”). The Notes and the guarantees are secured by first-priority liens on substantially all of the Company’s and the guarantors’ assets.

The Company used the net proceeds of the Notes to repay all indebtedness outstanding under the Company’s revolving credit facility and Term Loan B and its revolving asset-based loan facility in Canada, and to fund fees and expenses of the transaction. The Company plans to use the remaining net proceeds for general corporate purposes.

The Notes were issued pursuant to an Indenture, dated as of October 1, 2009 (the “Indenture”), between the Company, the Guarantors and U.S. Bank National Association, as trustee.

The Notes bear interest at a rate of 11.75 % and mature on October 1, 2014. Interest on the Notes will be payable on January 1, April 1, July 1 and October 1.

The Indenture limits the Company’s ability and the ability of its restricted subsidiaries to: incur additional indebtedness or issue certain preferred shares; pay dividends on or make other distributions in respect of the Company’s capital stock or make other restricted payments; create liens on certain assets to secure debt; make certain investments; sell certain assets; make capital expenditures; agree to certain restrictions on the ability of restricted subsidiaries to make payments to the Company; consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets; enter into sale and leaseback transactions; enter into transactions with the Company’s affiliates; and designate the Company’s subsidiaries as Unrestricted Subsidiaries. Certain of these limitations will be suspended if the Notes receive a rating of “BBB-” or higher from Standard & Poor’s Rating Services (or its successors) and “Baa3” or higher from Moody’s Investors Service, Inc. (or its successors), in each case, with a stable or better outlook.

Prior to October 1, 2014, the Company may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption plus a “make-whole” premium.

In addition, at any time and from time to time, on or prior to October 1, 2012, the Company may redeem up to 35% of the original principal amount of the Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 111.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

On each January 1, April 1, July 1 and October 1 commencing January 1, 2010, the Company will be required to redeem 3.333% of the aggregate original principal amount of the Notes at a redemption price of 106% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable date of redemption. This mandatory redemption amount will be reduced by 3.333% of the principal amount of the Notes redeemed or repurchased (other than pursuant to mandatory redemptions).

Upon the occurrence of a change of control (as defined in the Indenture), any holder of Notes will have the right to require the Company to repurchase all or any part of the Notes of such holder at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

If more than $25.0 million of the aggregate principal amount of the Company’s 9% senior subordinated notes due 2012 are outstanding on May 31, 2012, then holders of the Notes will have the right to require the Company to repurchase all or any part of their Notes at a purchase price in cash equal to 100% of their principal amount, plus accrued and unpaid interest to the repurchase date. In addition, if for any fiscal year, commencing with the fiscal year ending nearest December 31, 2009, the Company has excess cash flow (as defined in the Indenture), the Company will be required within 120 days after the end of such fiscal year to make an offer to repurchase Notes from holders of the Notes, which offer shall be in an aggregate amount equal to 50% of excess cash flow for such fiscal year (subject to reduction by a credit for Notes optionally repurchased by the Company during such fiscal year), at a purchase price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture.

If the Company or its restricted subsidiaries sell assets following the issue date under certain circumstances, the Company will be required to use the net proceeds to make an offer to all holders to purchase Notes, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other indebtedness, plus accrued and unpaid interest to the date of purchase.

The Indenture contains customary events of default. If an event of default occurs and is continuing, the trustee or holders of at least 25% in principal amount of the outstanding Notes may declare the principal of premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are events of default which shall result in the Notes being due and payable immediately upon the occurrence of such events of default.

The Notes were not registered under the Securities Act and, unless so registered, may not be offered or sold in the United States absent an applicable exemption from registration requirements. This current report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

In connection with the sale of the Notes, on October 1, 2009, the Company and the Guarantors entered into a Collateral Agreement (the “Collateral Agreement”) with U.S. Bank National Association, as collateral agent. Pursuant to the Collateral Agreement, the Notes and the guarantees are secured by a first-priority lien, subject to permitted liens, on substantially all of the assets of the Company and the Guarantors which secured the Company’s credit agreement immediately prior to the issue date of the Notes, including, but not limited to, all accounts receivable, plant, property and equipment (but excluding certain owned and all leased real property), inventory, intangible assets and the capital stock of any domestic subsidiary and certain foreign subsidiaries held by the Company and any guarantor (but limited to 65% of the voting stock of any such first-tier foreign subsidiary).

A copy of the Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. A copy of the Collateral Agreement is attached as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated by reference herein. The descriptions of the material terms of the Indenture and the Collateral Agreement are qualified in their entirety by reference to such exhibits.

Amendment to Credit Agreement

Concurrently with the closing of the sale of the Notes and the repayment of the Company’s revolving credit facility and Term Loan B, the Company entered into a second amendment agreement to its credit agreement (the “Amendment”), pursuant to which all liens securing the credit facility were released, except for the cash collateral securing outstanding letters of credit. Pursuant to the Amendment, the credit agreement was converted to a letter of credit facility. The letters of credit outstanding under the credit agreement remain outstanding but all financial and substantially all negative covenants in the credit agreement have been eliminated (although the credit agreement continues to have customary covenants, events of default and other provisions applicable to letter of credit facilities of this type). The existing letters of credit thereunder will continue to be secured by cash collateral to the extent such letters of credit remain outstanding. All letters of credit under the Company’s credit agreement are currently scheduled to expire between August 13, 2010 and September 23, 2010, although the credit agreement provides for the extension, amendment or renewal of certain of such letters of credit.

In connection with the repayment of the revolving credit facility, the Company paid the revolving lenders a fee of approximately $1.5 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant

The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Indenture and the Notes are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of October 1, 2009, by and among the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee.

4.2	Form of 11.75% Senior Secured Note due 2014 (included in Exhibit 4.1).

4.3	Collateral Agreement, dated as of October 1, 2009, by and among the Company, the subsidiaries of the Company named therein and U.S. Bank National Association, as collateral agent.

10.1	Second Amendment Agreement, dated as of October 1, 2009, among the Company, JPMorgan Chase Bank, N.A., as administrative agent and issuing banks agent, and the issuing banks party thereto, which includes as Exhibit A the Amended and Restated Credit Agreement dated as of August 20, 2004, as amended and restated as of April 2, 2009, and as further amended and restated as of October 1, 2009, among the Company, JPMorgan Chase Bank, N.A., as administrative agent and issuing banks agent, and the issuing banks party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Date: October 5, 2009	By:	/S/ THOMAS M. CASEY
Thomas M. Casey
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of October 1, 2009, by and among the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee.

4.2	Form of 11.75% Senior Secured Note due 2014 (included in Exhibit 4.1).

4.3	Collateral Agreement, dated as of October 1, 2009, by and among the Company, the subsidiaries of the Company named therein and U.S. Bank National Association, as collateral agent.

10.1	Second Amendment Agreement, dated as of October 1, 2009, among the Company, JPMorgan Chase Bank, N.A., as administrative agent and issuing banks agent, and the issuing banks party thereto, which includes as Exhibit A. Amended and Restated Credit Agreement dated as of August 20, 2004, as amended and restated as of April 2, 2009, and as further amended and restated as of October 1, 2009, among the Company, JPMorgan Chase Bank, N.A., as administrative agent and issuing banks agent, and the issuing banks party thereto.